EXHIBIT 1

vocecapital

r e s e a r c h | m a n a g e m e n t

VOCE CAPITAL: CONMED BOARD REFUSES VOCE OFFER TO SETTLE PROXY CONTEST

ConMed Refuses to Appoint Independent Nominees
Jim Green and Josh Levine to Board

Board Misrepresents the Facts About its Faux Attempts to “Negotiate” with Voce

SAN FRANCISCO – August 26, 2014 – Voce Capital Management LLC (“Voce”) made the following statement today relating to the pending proxy contest with CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD):

In the interest of constructive compromise, yesterday Voce offered to withdraw its proxy solicitation if the Board would appoint two of Voce’s independent nominees to the Board: James W. Green, the President and CEO, and a director, of Analogic (Nasdaq:ALOG) and Joshua H. Levine, the President and CEO, and a director, of Accuray (Nasdaq:ARAY). Neither Mr. Green nor Mr. Levine has any ties or affiliations with Voce and both are outstanding, highly experienced CEOs of publicly-traded medical device companies. Yet the Board wouldn’t even respond to Voce’s proposal.

Voce notes that it has previously reduced its slate from five nominees to three to reflect the evolution of the Board in recent months and to selectively address ConMed’s most pressing needs. As such, Voce believes its offer to accept the appointment of two independent directors is both reasonable and reflective of a significant compromise on Voce’s part.

J. Daniel Plants, Voce’s Managing Partner, said: “The Board’s unwillingness to accept our proposal is further evidence that its ploy to appear responsive is not credible. If ConMed truly means what it says about avoiding a contested election and focusing exclusively on the interests of shareholders, it should put aside its petty grievances with us and appoint Messrs. Green and Levine to the Board.”

Ironically, despite its contrary actions, the Board simultaneously continues to assert that it “offered settlement negotiations to Voce five months ago,” which Voce categorically denies – again. The Board has made only one proposal, in July 2014, which Voce attempted to negotiate in good faith. The Board rejected out of hand Voce’s attempt to engage with the Board, insisting that its initial proposal was “best and final”

and “not negotiable.” Further, the Board issued an ultimatum that if Voce didn’t accept it ConMed would “move forward with a contested shareholder meeting.” The Board’s repeated references to its unrequited desire to work “constructively” with Voce cannot be taken seriously in our view given the Board’s prior behavior, unreliable account of events and failure to accept Voce’s latest settlement offer.

The Board recently filed a presentation rife with other misleading and inaccurate information, which is rebutted in a separate presentation to be filed by Voce today with the SEC.

Mr. Plants concluded: “We have made two reasonable proposals in an effort to resolve matters short of a proxy contest, and the ‘new’ ConMed Board has now refused them both while propagating the false narrative that they wish to engage and compromise, if only Voce would reciprocate. The Board’s intransigence illustrates why further changes are still needed at ConMed.”

Voce encourages its fellow shareholders to execute and return the WHITE proxy card. In addition to Messrs. Green and Levine, Voce’s third nominee is J. Daniel Plants, Managing Partner of Voce and a former investment banking executive at Goldman Sachs and JPMorgan.

About Voce Capital Management

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

CONTACT INFORMATION:	J. Daniel Plants, Managing Partner
Voce Capital Management
(415) 489-2601

David Drake, President
Georgeson, Inc.
(212) 440-9861

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VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN AND JOSHUA H. LEVINE (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN OR WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, GEORGESON INC., VOCE'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (800) 905-7281.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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